Exhibit 770 – February 29, 2012

As listed below, during the covered period, the Registrant engaged in certain transactions pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended. Each of the Rule 10f-3 transactions was conducted in accordance with the pricing and other requirements of Rule 10f-3 and the Registrant’s policies and procedures to ensure compliance with Rule 10f-3.  These transactions were presented to and reviewed by the Registrant’s Board of Trustees on a quarterly basis.  The Registrant is filing this Exhibit to ensure that all of the Rule 10f-3 transactions are reported pursuant to Item 77O of Form N-SAR.

Trust	Fund Name	CUSIP	Issuer/ Security Description	Note/ Bond/ Equity	Purchase Date	Selling Broker*	Face Value Bond / # of Shares Purchased	Share Price / Par	Amount Paid By Fund
Bank of America Funds Series Trust	BofA Municipal Reserves	13063BLK6	State of California 2011-12 Revenue Anticipation Notes 2.00% 06/26/2012	Bond	9/15/2011	Wells Fargo Bank, N.A.	69,500,000	101.21400	$70,343,730
Bank of America Funds Series Trust	BofA Tax-Exempt Reserves	13063BLK6	State of California 2011-12 Revenue Anticipation Notes 2.00% 06/26/2012	Bond	9/15/2011	Wells Fargo Bank, N.A.	90,200,000	101.21400	$91,295,028
Bank of America Funds Series Trust	BofA California Tax Exempt Reserves	13063BLK6	State of California 2011-12 Revenue Anticipation Notes 2.00% 06/26/2012	Bond	9/15/2011	Wells Fargo Bank, N.A.	15,000,000	101.21400	$15,182,100

**Rule 10f-3 transactions in which a fund purchased securities from an underwriting syndicate in which an affiliated underwriter participated as a syndicate manager or member.